UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

INTERSTATE POWER AND LIGHT COMPANY

(Exact name of registrant as specified in its charter)

Iowa	42-0331370
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

Alliant Energy Tower Cedar Rapids, Iowa	52401
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
5.100% Series D Cumulative Perpetual Preferred Stock, $0.01 par value per share	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement file number to which this form relates:                (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: None.

Item 1.	Description of Registrant’s Securities to be Registered.

This registration statement on Form 8-A is being filed with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the transfer of listing of the shares of 5.100% Series D Cumulative Perpetual Preferred Stock of Interstate Power and Light Company (the “Company”), par value $0.01 per share (the “Preferred Stock”), from the New York Stock Exchange to The Nasdaq Stock Market LLC. The Preferred Stock is to commence trading on The Nasdaq Stock Market LLC at the opening of trading on December 31, 2018. The Company is voluntarily delisting the Preferred Stock from the New York Stock Exchange as of the close of business on December 28, 2018.

The description of the Preferred Stock set forth under the caption “Description of the Series D Preferred Stock” contained in the prospectus supplement filed with the SEC pursuant to Rule 424(b) under the Securities Act of 1933, as amended, on March 15, 2013 is incorporated herein by reference. Such prospectus supplement supplements the prospectus contained in the Company’s registration statement on Form S-3 (Registration No. 333-178577-02), filed with the SEC on December 16, 2011.

Item 2.	Exhibits.

In accordance with the “Instructions as to Exhibits” with respect to Form 8-A, no exhibits are required to be filed as part of this registration statement because no other securities of the registrant are registered on the Nasdaq Stock Market LLC and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: December 28, 2018	INTERSTATE POWER AND LIGHT COMPANY

	By:	/s/ James H. Gallegos
James H. Gallegos
Senior Vice President, General Counsel and Corporate Secretary